                 BANK OF BOSTON CORPORATION      EXHIBIT 12(d)
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                        (Including Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (including interest on deposits) for the nine months ended September 30, 1994 and 1993 and for the five years ended December 31, 1993 were as follows:

                                       Nine Months                                           Years
                                          Ended                                              Ended
                                      September 30                                        December 31
                                  -----------------------     ----------------------------------------------------------------------
(Dollars in thousands)
                                       1994          1993           1993           1992           1991           1990           1989
                                  ---------     ---------      ---------      ---------      ---------      ---------      ---------
Net income (loss)               $   314,609   $   196,514    $   299,026    $   278,881    $  (113,155)   $  (468,248)   $   138,114
Extraordinary items, net of
 tax                                  6,535                                     (72,968)        (7,758)        (43,649)
Cumulative effect of changes
     in accounting principles,
     net of tax                                   (24,203)       (24,203)
Income tax expense (benefit)        255,113       135,461        214,683        152,781        (57,990)         2,579         84,951
                                  ---------     ---------      ---------      ---------      ---------      ---------      ---------
     Pretax earnings (loss)     $   576,257   $   307,772    $   489,506    $   358,694    $  (178,903)   $  (509,318)   $   223,065
                                  =========     =========      =========      =========      =========      =========      =========
Fixed charges:
     Portion of rental
      expense (net of
      sublease rental income)
      which approximates the
      interest factor                20,068        20,338         27,063         28,159         30,370         38,747         35,482
Interest on borrowed funds          692,591       255,092        377,874        344,908        361,510        592,028      1,081,007
Interest on deposits                815,592       766,132      1,015,956      1,406,742      1,808,436      2,420,296      2,243,854
                                  ---------     ---------      ---------      ---------      ---------      ---------      ---------
          Total fixed charges     1,528,251     1,041,562      1,420,893      1,779,809      2,200,316      3,051,071      3,360,343
Preferred stock dividend
  requirements                       50,415        45,269         61,377         33,186         13,255         13,748         22,568
                                  ---------     ---------      ---------      ---------      ---------      ---------      ---------
Total combined fixed
  charges and preferred
  stock dividend requirements   $ 1,578,666   $ 1,086,831    $ 1,482,270    $ 1,812,995    $ 2,213,571    $ 3,064,819    $ 3,382,911
                                  =========     =========      =========      =========      =========      =========      =========
Earnings (for ratio
 calculation)
  (Pretax earnings (loss)
  plus total fixed charges)     $ 2,104,508   $ 1,349,334    $ 1,910,399    $ 2,138,503    $ 2,021,413    $ 2,541,753    $ 3,583,408
                                  =========     =========      =========      =========      =========      =========      =========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividend requirements          1.33          1.24           1.29           1.18            .91            .83           1.06
                                  =========     =========      =========      =========      =========      =========      =========

For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income
(loss) before extraordinary items and cumulative of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year. No tax adjustments were made in loss years. Ratios for the periods presented reflect the reclassification, where appropriate, of Brazilian translation gains and losses more fully discussed in Note 11 to the Financial Statements.